MANTECH INTERNATIONAL CORPORATION

2005 INCENTIVE COMPENSATION PLAN

1.0    OVERVIEW

ManTech International Corporation and its subsidiaries (the “Company”) has established this 2005 Incentive Compensation Plan (this “Plan”) to help attract, retain and motivate our executives to achieve certain pre-established goals and objectives. Incentive compensation is an integral part of the Company’s compensation strategy. This Plan sets forth a uniform, systematic, and measurable process for determining incentive compensation. The goal-setting process contained in this Plan helps mutually supportive executives focus on achieving the overall business strategy and mission of the Company. The Compensation Committee of the ManTech International Corporation Board of Directors (the “Compensation Committee”) has ultimate authority over the implementation and interpretation of this Plan, and as such, this Plan is compatible with the Compensation Committee’s Executive Compensation Philosophy.

2.0    PLAN PARTICIPANTS

All executive officers of the Company, including the CEO, President, CFO and the presidents of the Company’s principal business units (the “Subsidiary and Division Presidents”), as well as certain other key members of senior management identified by the CEO and President, are eligible to participate in this Plan (together, the “Participants”).

3.0    POLICY

For each Plan Participant, a set of goals (which shall include business unit goals, company goals, and other participant goals, as appropriate) shall be established, reviewed and memorialized according to the process set forth below (the “Participant Goals”). All Participant Goals shall be specific, measurable, realistic, and quantitative to the extent practical. The goal-setting process shall be accomplished in accordance with a time schedule established by the Compensation Committee, CEO and President.

In the case of the Subsidiary and Division Presidents, the Participant Goals shall include both goals relating to the performance of the applicable business unit (“Business Unit Goals”) and financial performance goals established for the Company as a whole (“Company Goals”). The Business Unit Goals will be comprised of both financial and non-financial goals.

In the case of all other Participants, the Participant Goals shall be comprised of Company Goals and any other non-financial performance goals that are deemed appropriate for the Participant (collectively, the “Other Participant Goals”).

Participant Goals for each Participant shall be set forth in a separate agreement or term sheet (each a “Plan Agreement”). Each Plan Agreement shall also set forth the weights for the various Participant Goals, a Target Award amount, and other factors to be used in the Scoring Process (as defined below).

After the end of the fiscal year, Participant Goals will be measured against actual results to determine whether and to what extent incentive compensation has been earned under this Plan for each Participant. This process is referred to in this Plan as the “Scoring Process.”

          3.1 Guidance for Goal-Setting Process

•	The Company Goals will be established by the CEO, with input from the President, the CFO and the Board of Directors.

•	Business Unit Goals will be initially established by consultation of the President with each respective Subsidiary and Division President. The Business Unit Goals will then be reviewed for approval by the CEO.

•	Other Participant Goals for Participants other than the Subsidiary and Division Presidents will be established by consultation of the CEO and/or President (as appropriate) with such Participant.

•	For the Subsidiary and Division Presidents, weighting of the Participant Goals will be established by consultation of the President with each respective Subsidiary and Division President. The Participant Goal weightings will then be reviewed for approval by the CEO.

•	For Participants other than the Subsidiary and Division Presidents, weighting of the Participant Goals will be established by consultation of the CEO and/or President (as appropriate) with each respective Participant.

•	The Chairman of the Compensation Committee will establish all Participant Goals and weightings for the CEO.

•	All Participant Goals and weightings will be subject to the final review, modification and approval by the Compensation Committee. With respect to any non-executive officer Participant, the Compensation Committee may delegate this function to the CEO and/or President.

          3.2 Performance Criteria for Goals

•	Business Unit Goals

• Financial (same categories as Company Goals below)

• Non-Financial (may include, but are not limited to)

o Staff Retention %

o Forecast Accuracy - Rolling Quarter Forecast accuracy

o Succession Planning

o Technology and Intellectual Property Development

o Special Recognition by the Customers (i.e. NASA George M. Lowe Award)

o Intellectual Property Sales

•	Company Goals

•	Revenue

•	EBIT %

•	Days Sales Outstanding (DSOs)

•	Bookings

•	Unbilled Receivables - Reduce unbilled receivables/reduction of risk

•	Other Participant Goals

•	Defined per Participant

   3.3 Target Awards

•	Each Participant shall have a predetermined Target Award expressed as a percentage of his or her year end base salary. The Target Award shall be an amount of incentive compensation that the Participant will earn if 100% of the Participant Goals are achieved.

•	The maximum total incentive compensation amount payable pursuant to any Plan Agreement shall be 150% of the Participant’s Target Award.

•	Target Award levels will be stated as a percentage of total base salary, as approved by the Compensation Committee.

   3.4 Guidance for Scoring Process

•	Overview:Actual results for the year will be prepared and then compared to the Participant Goals. The resulting scores will be expressed numerically (including weights where assigned).

•	Defined Terms:This Section 3.4 uses the following terms (which terms also operate in the Participants' Plan Agreements).

• Target Award — amount of incentive compensation that the Participant will earn if 100% of the Participant Goals are achieved.

• Factor — the percentage assigned to each goal. The factors shall total 100% for all goals.

• Business Unit Performance Score – the multiplication of the factor assigned to each Business Unit Goal times the percentage achieved for each such goal, totaling the resulting products.

• Company Performance Score – the multiplication of the factor assigned to each Company Goal times the percentage achieved for each such goal, totaling the resulting products.

• Other Participant Goal Performance Score – the multiplication of the factor assigned to each Other Participant Goal times the percentage achieved for each such goal, totaling the resulting products.

• Award Percentage – the percentage of the Participant’s salary that is earned (prior to adjustment), based upon the business unit performance score for the Business Unit Goals or the other participant goal performance score for the Other Participant Goals, as the case may be. The Award Percentage is derived from a conversion formula contained in the Participant’s Plan Agreement.

•	Scoring Process for Division Presidents:

• Scores for the achievement of Business Unit Goals and Company Goals will be determined. These scores will be expressed as a percentage.

• If the performance score for either the Business Unit Goals or Company Goals is less than 85%, then no bonus under this Plan will be paid to the Participant.

• If the performance score for each of the Business Unit Goals and Company Goals is equal to or greater than 85%, then the business unit performance score will (i) be converted to the award percentage, and then (ii) be adjusted by a company performance score, based on the Company’s actual results for the year, and yield a “Final Score” (all as detailed in the individual Participant’s Plan Agreement).

• The Final Score will then be converted to the incentive bonus payment amount earned by the Participant by multiplying the Final Score times the Participant’s base salary.

•	Scoring Process for Other Participants:

•Scores for the achievement of the Other Participant Goals will be determined. These scores will be expressed as a percentage.

• If the company performance score is less than 85%, then no bonus under this Plan will be paid to the Participant.

• If the company performance score is equal to or greater than 85%, then the other participant goal performance score will be converted to the award percentage and result in a Final Score (all as detailed in the individual Participant’s Plan Agreement).

•	The Final Score will then be converted to the incentive bonus payment amount earned by the Participant by multiplying the Final Score times the Participant’s base salary.

•	Final Compensation Committee Review:The Compensation Committee will review the resulting incentive bonus payment amount for each Participant. The Compensation Committee has the authority to override or adjust the incentive bonus payment amount due any Participant if in its good faith judgment it deems an extraordinary reason exists, such as a significant achievement, a special contribution to the Company’s success, or the occurrence of an extraordinary corporate event. No incentive bonus payment amount for any executive officer shall be paid out until formally approved by the Compensation Committee.

•	Scoring Process Calculations – Example: For demonstrative purposes only, an example worksheet showing scoring process calculations for a fictitious Subsidiary and Division President is attached to this Plan as Exhibit A.

4.0 AUTHORIZATION

The Compensation Committee has authorized the development of this Plan and, with the assistance of the CEO and President, shall oversee the consistent and equitable implementation of the provisions of this Plan and the individual Participant’s Plan Agreements. The Company’s compensation department will support the administration of the Plan, as directed by the Compensation Committee.